Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated July 9, 2012

J. P. Morgan ETF Efficiente 5 Index

Performance Update - July 2012

OVERVIEW
JPMorgan ETF Efficiente 5 Index is a J.P. Morgan strategy that seeks to generate returns through investing in exchange traded funds ("ETFs") and a cash index to provide exposure to a universe of diverse assets based on the efficient frontier portfolio analysis approach.

                               [GRAPHIC OMITTED]

Hypothetical and Actual Historical Performance -June 28, 2002 to June 29, 2012

                               [GRAPHIC OMITTED]

Key Features of the Index
[] The strategy is based on a universe of 12 ETFs covering a broad range of assets and geographic regions, and a cash index.
[] Monthly rebalancing of portfolio allocation, with all positions financed by short term borrowing of cash.
[] Targets a volatility of 5%.
[] Levels published on Bloomberg under the ticker EEJPUS5E.

Hypothetical and Actual Historical Volatility -- June 28, 2002 to June 29, 2012

                               [GRAPHIC OMITTED]
Recent Index Performance

                       June 2012   May 2012   April 2012
--------------------   ---------   --------   ----------
Historical Return(1)       1.44%     -0.39%        1.28%
--------------------   ---------   --------   ----------

Recent Index Composition
                                                                                      iShares
                             iShares            iShares   iShares   iShares  iShares  SandP                                  JPMorgan
                             MSCI    iShares    IBOXX     IBOXX     MSCI     JP       GSCI               iShares    iShares   Cash
         SPDR       iShares  EAFE    Barclays   INV GR    H/Y       Mkt      Morgan   Cmdty-    SPDR     DJ US      Barclays  Index
         SandP 500  Russell  Index   20+        Corp      CORP      Emerging EM Bond  Indexed   Gold     Real       TIPS      USD 3
         ETF Trust  2000     Fund    Year TR    Bond      BOND      Index    Fund     Trust     Trust    Estate     Bond      Month
-----------------------------------------------------------------------------------------------------------------------------------
July 12  15.0%      0.0%     0.0%     20.0%     20.0%     5.0%      0.0%     20.0%    0.0%      0.0%     20.0%       0.0%      0.0%
-----------------------------------------------------------------------------------------------------------------------------------
June 12  20.0%      0.0%     0.0%     20.0%     20.0%     0.0%      0.0%      0.0%    0.0%      0.0%     20.0%      20.0%      0.0%
-----------------------------------------------------------------------------------------------------------------------------------

                                                                   July 09, 2012

## Comparative Hypotheical and Historical Total Returns (%), Volatility (%) and Correlation – June 29, 2012

| | Three Year Annualized Return | Five Year Annualized Return | Ten Year Annualized Return | Ten Year Annualized Volatility | Ten Year Sharpe Ratio | Ten Year Correlation |
|---|---|---|---|---|---|---|
| ETF Efficiente Index | 8.9% | 6.2% | 7.1% | 5.9% | 1.199 | 100.0% |
| S&P 500 (Price Return) | 14.0% | -2.0% | 3.2% | 21.9% | 0.148 | 19.8% |
| Barclays Aggregate Bond Index (Excess Return) | 6.3% | 4.7% | 3.1% | 4.0% | 0.777 | 31.1% |

## Notes

**Hypothetical, historical performance measures:** Represent the performance of the ETF Efficiente Index based on, as applicable to the relevant measurement period, the hypothetical backtested daily closing levels through October 28, 2010, and the actual historical performance of the ETFs based on the daily closing level from October 29, 2010 through June 29, 2012, as well as the performance of the S&P 500 Index ("S&P 500"), and the Barclays Aggregate Bond Index (Excess Return) over the same periods. For purposes of these examples, each index was set equal to 100 at the beginning of the relevant measurement period and returns are calculated arithmetically (not compounded). There is no guarantee the ETF Efficiente Index will outperform the S&P 500 Index, the Barclays Aggregate Bond Index (Excess Return) or any alternative investment strategy. Sources: Bloomberg and JPMorgan.

**Volatility** is calculated from the historical returns, as applicable to the relevant measurement period, of the S&P 500 Index and the Barclays Aggregate Bond Index (Excess Return). Volatility represents the annualized standard deviation of the relevant index's arithmetic daily returns since June 28, 2002. The Sharpe Ratio, which is a measure of risk-adjusted performance, is computed as the ten year annualized historical return divided by the ten year annualized volatility.

The back-tested, hypothetical, historical annualized volatility and index returns have inherent limitations. These volatility and return results were achieved by means of a retroactive application of a back-tested volatility model designed with the benefit of hindsight. No representation is made that in the future the relevant indices will have the volatility shown. Alternative modeling techniques or assumptions might produce significantly different results and may prove to be more appropriate. Actual annualized volatilities and returns may vary materially from this analysis. Source: Bloomberg and JPMorgan.

## Key Risks

- There are risks associated with a momentum-based investment strategy—The ETF Efficiente Index (the "Strategy") is different from a strategy that seeks long-term exposure to a portfolio consisting of constant components with fixed weights. The Strategy may fail to realize gains that could occur from holding assets that have experienced price declines, but experience a sudden price spike thereafter.
- Correlation of performances among the basket constituents may reduce the performance of strategy—performances among the basket constituents comprising the index from time to time (the "Basket Constituents") may become highly correlated from time to time during the term of your investment. High correlation during periods of negative returns among Basket Constituents representing any one sector or asset type that have a substantial weighting in the Strategy could have a material adverse effect on the performance of the Strategy.
- Our affiliate, JPMSL, is the Calculation Agent and may adjust the Index in a way that affects its level—The policies and judgments for which JPMSL is responsible could have an impact, positive or negative, on the level of the Index and the value of your investment. JPMSL is under no obligation to consider your interest as an investor with returns linked to the Index.
- The Index may not be successful, may not outperform any alternative strategy related to the Basket Constituents, or may not achieve its target volatility of 5%.
- The investment strategy involves quarterly rebalancing and maximum weighting caps applied to the Basket Constituents by asset type and geographical region.
- Changes in the value of the Basket Constituents may offset each other.
- An investment linked to the Index is subject to risks associated with non-U.S. securities markets, such as emerging markets and currency exchange risk.
- The Index was established on October 29, 2010 and has a limited operating history

*The risks identified above are not exhaustive. You should also review carefully the related "Risk Factors" section in the relevant product supplement and the "Selected Risk Considerations" in the relevant term sheet or pricing supplement.*

*For more information on the Index and for additional key risk information see Page 9 of the Strategy Guide at http://www.sec.gov/Archives/edgar/data/19617/000095010312001820/crt_dp29835-fwp.pdf*

DISCLAIMER
JPMorgan Chase & Co. ("J.P. Morgan") has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any offerings to which these materials relate. Before you invest in any offering of securities by J.P. Morgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, the relevant term sheet or pricing supplement, and any other documents that J.P. Morgan will file with the SEC relating to such offering for more complete information about J.P. Morgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, J.P. Morgan, any agent, or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement and term sheet or pricing supplement, if you so request by calling toll-free (866) 535-9248.
*Free Writing Prospectus filed pursuant to Rule 433; Registration Statement No. 333-155535*

J.P. Morgan Structured Investments | 800 576 3529 | JPM_Structured_Investments@jpmorgan.com